A.M. CASTLE & CO. - 8-K

Exhibit 4.3

FOURTH SUPPLEMENTAL INDENTURE

DATED DECEMBER 8, 2016

FOURTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of December 8, 2016, among HY-Alloy Steels Company, a Delaware corporation (“HY-Alloy”), Keystone Service, Inc., an Indiana corporation (“Keystone” and together with HY-Alloy, the “Guaranteeing Subsidiaries”), A. M. CASTLE & CO., a Maryland corporation and the parent of the Guaranteeing Subsidiaries (the “Company”) and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”), and as collateral agent.

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture, dated as of February 8, 2016 (the “Indenture”), providing for the issuance of 12.750% Senior Secured Notes due 2018 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiaries shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiaries and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.          Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.          Agreement to Guarantee. The Guaranteeing Subsidiaries hereby agree to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture, including but not limited to Article 10 thereof.

3.          No Recourse Against Others. No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees, the Collateral Documents or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

4.          GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE GUARANTEES AND THE COLLATERAL DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE GUARANTEES, THE COLLATERAL DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED BY THE INDENTURE.

5.          Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6.          Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

7.          The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiaries and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

A. M. CASTLE & CO.

By: /s/ Patrick R. Anderson
Name: Patrick R. Anderson
Title: Chief Financial Officer

TOTAL PLASTICS, INC.

By: /s/ Patrick R. Anderson
Name: Patrick R. Anderson
Title: Vice President and Treasurer

KEYSTONE TUBE COMPANY, LLC

By: /s/ Patrick R. Anderson
Name: Patrick R. Anderson
Title: Treasurer

HY-Alloy Steels Company

By: /s/ Patrick R. Anderson
Name: Patrick R. Anderson
Title: Vice President and Treasurer

Keystone Service, Inc.

By: /s/ Patrick R. Anderson
Name: Patrick R. Anderson
Title: Treasurer

IN WITNESS WHEREOF, the undersigned, being duly authorized, has executed this Supplemental Indenture as of the date first above written.

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Trustee

By:	/s/ Raymond S. Haverstock
Name:	Raymond S. Haverstock
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity but solely as Collateral Agent

By:	/s/ Raymond S. Haverstock
Name:	Raymond S. Haverstock
Title:	Vice President

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